BUILDERS FIXED INCOME FUND, INC.
                              AMENDED AND RESTATED
                                DISTRIBUTION PLAN

     WHEREAS, Builders Fixed Income, Inc. (the "Fund") is an open-end management investment company registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Fund adopted a Distribution Plan pursuant to Rule 12b-1 under the 1940 Act, which was approved by the Fund's initial shareholder and its Board of Directors, including a majority of the Directors who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of the Plan (the "Independent Directors"), on September 24, 1997; and

     WHEREAS, the Fund desires to adopt this amended and restated Distribution Plan ("Plan"); and the amendment and restatement of the Plan has been approved by a majority of the Fund's Board of Directors, including a majority of the Independent Directors, cast in person at a meeting called for the purpose of voting on the Plan; and

     WHEREAS, in reviewing the Plan, the Board of Directors considered the schedule and nature of payments and terms of the Investment Management Agreement between the Fund and Capital Mortgage Management, Inc. (the "Manager") dated October 17, 1997, as amended, and the nature and amount of other payments and fees which may be paid to the Manager and other agents of the Fund. The Board of Directors, including the Independent Directors, concluded that the proposed overall compensation of the Manager was fair and not excessive; and

     WHEREAS, in its considerations, the Board of Directors recognized that the Fund may not finance any activity primarily intended to result in the sale of its shares, except pursuant to Rule 12b-1 of the 1940 Act. Accordingly, the Board of Directors determined that the Plan should provide that payments by the Fund and expenditures made by others out of monies received from the Fund which are later deemed to be for the financing of any activity primarily intended to result in the sale of Fund shares shall be deemed to have been made pursuant to the Plan; and

     WHEREAS, the Board of Directors' approval included a determination that, in the exercise of the Directors' reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Fund and its shareholders.

     NOW, THEREFORE, the Fund hereby adopts this Plan in accordance with Rule 12b-1 under the 1940 Act on the following terms and conditions:

     1. PAYMENT OF FEES. The Fund will pay to the Manager, as the Fund's distribution coordinator, an annual fee for the Manager's services in such capacity, including its expenses in connection with the coordination of the promotion and distribution of the Fund's shares and related shareholder servicing (collectively, "Distribution Expenses"). The annual fee paid to the
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Manager under the Plan will be calculated  daily and paid monthly by the Fund on the first day of each month at an annual rate of 0.10% of the Fund's average daily net assets.

     2. COMPENSATION PLAN. The distribution and service fees shall be payable by the Fund regardless of whether those fees exceed or are less than the actual expenses described in Paragraph 2 below and incurred by the Manager with respect to the Fund in a particular year. All Distribution Expenses of the Manager in excess of its compensation hereunder shall be borne by the Manager.

     3. DISTRIBUTION EXPENSES. The fee paid to the Manager under Section 1 may be used by the Manager to pay for any expenses primarily intended to result in the sale of the Fund's shares ("distribution services"), including, but not limited to: (a) costs of payments, including incentive compensation, made to agents for and consultants to the Manager or the Fund, including pension administration firms that provide distribution related services and broker-dealers that engage in the distribution of the Fund's shares; (b) payments made to, and expenses of, persons who provide support services in connection with the distribution of the Fund's shares and servicing of the Fund's shareholders, including, but not limited to, personnel of Manager, office space and equipment, telephone facilities, answering routine inquiries regarding the Fund, processing shareholder transactions and providing any other shareholder services not otherwise provided by the Fund's transfer agent or other service providers; (c) all payments made pursuant to the Fund's Distribution Agreement with the Fund's principal underwriter; (d) costs relating to the formulation and implementation of marketing and promotional activities, including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (e) costs of printing and distributing prospectuses, statements of additional information and reports of the Fund to prospective shareholders of the Fund; (f) costs involved in preparing, printing and distributing sales literature pertaining to the Fund; and (g) costs involved in obtaining whatever information, analyses and reports with respect to marketing and promotional activities that the Fund may, from time to time, deem advisable. Such expenses shall be deemed incurred whether paid directly by Manager or by a third party to the extent reimbursed therefor by Manager.

     4. SERVICE FEES. In addition to Distribution Expenses, as stated in paragraph 2 above, the fee authorized by paragraph 1 of this Plan may be used to compensate the Manager and other service providers with a "service fee" as such term is contemplated under Rule 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc.

     5. BOARD APPROVAL. This Plan shall become effective on the date it is approved, together with any related agreements, by vote of a majority of both
(a) the Board of Directors and (b) the Independent Directors, cast in person at a meeting or meetings called for the purpose of voting on this Plan and such related agreements.

     6. RENEWAL OF PLAN. This Plan shall continue in full force and effect for successive periods of one year from its approval as set forth in Paragraph 5 for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Paragraph 5 or by a vote of at least a majority of the outstanding voting securities, as defined in the 1940 Act, of the Fund.

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     7. REPORTS.  Any agreement entered into pursuant to this Plan shall provide that the Manager shall provide to the Board of Directors and the Board shall review, at least quarterly, or at such other more frequent intervals as reasonably requested by the Board, a written report of the amounts so expended and the purposes for which such expenditures were made.

     8. TERMINATION. This Plan may be terminated at any time by vote of a majority of the Independent Directors or by a vote of a majority of the outstanding voting securities of the Fund.

     9. AMENDMENTS. Any change to the Plan that would materially increase the distribution costs to the Fund may not be instituted unless such amendment is approved by a vote of at least a majority of the outstanding voting securities, as defined in the 1940 Act, of the Fund. Any other material change to the Plan may not be instituted unless such change is approved in the manner provided for initial approval in Paragraph 5 hereof.

     10. NOMINATION OF DIRECTORS. While this Plan is in effect, the selection and nomination of Independent Directors of the Fund shall be committed to the discretion of the Independent Directors then in office.

     11. RECORDS. The Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to Paragraph 8 hereof for a period of not less than six years from the date of execution of this Plan, or of the agreements or of such reports, as the case may be, the first two years in an easily accessible place.

     12. SEVERABILITY. The provisions of this Plan shall be severable for each class of shares of the Fund outstanding. Whenever any action is required to be taken with respect to this Plan, that action must be taken separately with respect to each class; provided, however, that any shareholder vote on a distribution plan of a target class must also require a vote of any purchase class.


Date: October 7, 1999

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